Exhibit 10.1

Lease Contract

Party A: State-Operated Shouguang Qingshuibo Farm

Party B: Shouguang Haoyuan Chemical Industry Co., Ltd.

Party A owns an abandoned bromine pruduction facility in the State-Operated Shouguang Qingshuibo Farm, which facility has been left unused with no production running due to lack of funding invested in it at that time.  In order to revitalize the asset and increase the Farm's revenues, Party A plans to lease the said asset facilities to another party.  Party B is a lawful enterprise registered and established in Shouguang City, and has the intention to increase its production scale.  Through friendly consultation, the Parties have, on the basis of equality and mutual benefit, reached the following agreement:

1. Party A will lease the abovementioned bromine production plant area and all the abandoned facilities to Party B.  Party B will invest and build the new bromine production facilities on the original basis.

2. The lease term is 20 years, commencing from January 1, 2011 and ending on December 31, 2030.  Upon expiry of the 20-year contract term, Party B has the right to sign another lease contract based on the same terms and conditions.  If Party B states that it no longer intends to renew the lease, all the production facilities of the bromine factory, whether previously owned by Party A or newly built by Party B with its investment, shall be recovered by Party A at no cost and ownd by Party A.

3. Within the contract term, the abovementioned production facilities shall be owned by Party B, and Party B shall have the rights of use, lease, revenues and mortgage thereto, which Party A shall not interfere.

4. The rental is RMB 5 million per year, to be fully paid in a lump sum by June 30 each year.  The first payment of the rental shall be made on June 30, 2011.

5. Party A must deliver all the facilities to Party B by November 15, 2010.  Party B shall organize a construction team to carry out the renovation construction; however, the rental due shall commence from January 1, 2011, and the period from November 15, 2010 to December 31, 2010 shall be a rent-free period.

6. Party A shall give the authority to Party B to build another 100 brine water drilling wells within the range of the land owned by Party A, the locations of which wells shall be selected by Party B, and shall provide the facilitation for the construction of corresponding brine water transmission ditches needed by the 100 brine water wells.  The land lease fees for the land occupied by these 100 brine water wells and the corresponding brine water transmission ditches shall have been included in the abovementioned rentals, for which land Party A shall not charge land lease fees additionally.  However, Party B shall, in the event that it intends to add more brine water drilling wells as required by production, otherwise consult with Party A and calculate the fees to be charged.

7. Within the contract term, Party B shall pay the rent on time.  If the payment of any rent due is delayed by more than 6 months, Party A shall be entitled to terminate the contract and recover all the facilities of the bromine factory.

8. Any dispute arising between the parties within the cooperation period shall be resolved through consultation on the basis of the principle of friendly consultation; if the consultation fails, a suit may be filed with the Shouguang Municipal People's Court.

9. This Contract is made in two copies, and shall become effective upon signing by the parties.

Party A: State-Operated Shouguang Qingshuibo Farm

/company seal/
/s/ (not legible)

Party B: Shouguang Haoyuan Chemical Industry Co., Ltd.

/company seal for contract use/
/s/ (not legible)

November 5, 2010